Exhibit 10.7

2013 Stock Plan Amendment
December 17, 2015

The second sentence of Section 5.2 of the Plan is amended to read as follows:

The sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with FASB Topic 718 or any successor thereto) granted under the Plan to an Eligible Director as compensation for services as an Eligible Director during any calendar year may not exceed $500,000.